[Letterhead of Deloitte & Touche LLP]


October _____, 1998

The New York Tax-Exempt Income Fund, Inc.
6803 South Tucson Way
Englewood, Colorado 80112

Oppenheimer New York Municipal Fund
Two World Trade Center  34th floor
New York, New York  10048-0203


Dear Sirs:

We have reviewed the Agreement and Plan of Reorganization between The New York Tax-Exempt Income Fund, Inc. (the "Fund") and Oppenheimer New York Municipal Fund ("ONYMF") which is attached as Exhibit A to the Proxy Statement and Prospectus of the Fund included as part of ONYMF's Registration Statement on Form N-14 filed under the Securities Act of 1933, as amended, with the Securities and Exchange Commission on September 17, 1998 (the "Agreement"), concerning the acquisition by ONYMF of substantially all of the assets of the Fund solely for voting shares of beneficial interest in ONYMF, followed by the distribution of ONYMF shares to the shareholders of the Fund in complete liquidation of the Fund.

In connection with the rendering of this opinion, we have reviewed the Agreement, the most recent audited financial statements and related documents and other materials as we deemed relevant to the rendering of this opinion. Based upon all of the foregoing and the representations made by the Fund and ONYMF, attached hereto, in our opinion, the federal tax consequences of the transaction will be as follows:

          1. The transactions contemplated by the Agreement will qualify as a tax-free "reorganization" within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code").

          2.  The  Fund  and  ONYMF   will  each   qualify  as  a  "party  to  a
          reorganization" within the meaning of Section 368(b)(2) of the Code.

          3. No gain or loss will be recognized by the shareholders of the Fund upon the distribution of shares of beneficial interest in ONYMF to the shareholders of the Fund, pursuant to Section 354 of the Code.

          4. Under Section 361(a) of the Code no gain or loss will be recognized by the Fund by reason of the transfer of its assets solely in exchange for Class A shares of ONYMF.

          5. Under Section 1032 of the Code no gain or loss will be recognized by ONYMF by reason of the transfer of the Fund's assets solely in exchange for Class A shares of ONYMF.

          6. The stockholders of the Fund will have the same tax basis and holding period for the shares of beneficial interest in ONYMF that they receive as they had for the stock of the Fund that they previously held, pursuant to Sections 358(a) and 1223(1), respectively, of the Code.

          7. The securities transferred by the Fund to ONYMF will have the same tax basis and holding period in the hands of ONYMF as they had for the Fund, pursuant to Sections 362(b) and 1223(1), respectively, of the Code.


Very truly yours



Deloitte & Touche LLP